LIMITED LIABILITY COMPANY AGREEMENT

OF

THE EMANCIPATION FUND INITIATIVE LLC

This Limited Liability Company Agreement (this “Agreement”) of The Emancipation Fund Initiative LLC (the “Company”) is entered into as of the 21st day of April, 2020 by Brittney Rogers (the “Managing Member”) pursuant to and in accordance with the Texas Business Organizations Code, as amended from time to time (the “Code”).

Section 1                 Formation. The Managing Member hereby:

(a)                acknowledges the formation of the Company as a limited liability company pursuant to the Code by virtue of the Certificate of Formation filed April 21, 2020 with the Secretary of State of Texas; and

(b)                executes and adopts this Agreement as a “company agreement” pursuant to Sections 101.001(1) and 101.052 of the Code.

Section 2                 Name. The name of the Company shall be The Emancipation Fund Initiative LLC. The Company may use one or more assumed names in conformity with applicable law.

Section 3                 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Code.

Section 4                 Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Managing Member pursuant to this Agreement.

Section 5                 Principal Business Office. The principal place of business and office of the Company shall be located, and the Company’s business shall be conducted from, 5330 Griggs Road #D107, Houston, Texas 77021, or such other address as the Managing Member may determine.

Section 6                 Registered Agent and Office. The address of the registered agent and office of the Company in the State of Texas is Brittney Rogers, 5330 Griggs Road #D107, Houston, Texas 77021. The Managing Member may appoint a different registered agent in her sole discretion. In addition, the Managing Member shall have the power, on behalf of the Company, to designate, where required, a registered agent (or other agent for receipt of service of process) in each state or other jurisdiction in which the Company transacts business and to designate, to the extent required, an office, place of business, or mailing address, within or without that state or other jurisdiction.

Section 7           Members. The names, mailing addresses, and capital contributions of each Member is set forth on Schedule A. The Managing Member is deemed admitted as a Member of the Company upon her execution and delivery of this Agreement.

Section 8                 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Code and shall continue until dissolution of the Company in accordance with Section 22 of this Agreement.

Section 9                 Limited Liability. Except as otherwise provided by the Code, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Managing Member, any Officer (as hereinafter defined), employee or agent of the Company (including a person having more than one such capacity) shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

Section 10             Additional Contributions. The Managing Member is not required to make capital contributions to the Company, beyond her initial contribution.

Section 11             Tax Provisions. It is the intention of the parties hereto that the Company be disregarded as an entity separate from its owner pursuant to Treasury Regulation 301.7701-3 for United States income tax purposes only. Accordingly, the income and expenses of the Company shall flow through to the Managing Member.

Section 12             Distributions. Distributions shall be made at such times and in such amounts as may be determined in the sole discretion of the Managing Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution if such distribution would violate the Code or other applicable law.

Section 13             Management.

(a)                The business and affairs of the Company shall be managed by the Managing Member. Subject to the express limitations contained in any provision of this Agreement, the Managing Member shall have complete and absolute control of the affairs and business of the Company, and the Managing Member shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement.

(b)                Subject to the rights and powers of the Managing Member and the limitations thereon contained herein, the Managing Member may delegate to any person any or all of her powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Managing Member may reasonably determine.

Section 14      Title of Managing Member. The Managing Member may carry a title such as “President”, “Chief Executive Officer,” or similar designation. Such title shall not affect the Managing Member’s duties and responsibilities under this Agreement. The selection and dismissal of Company employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring shall be determined by the Managing Member in her sole discretion.

Section 15             Officers. The Managing Member may, from time to time as she deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a corporation formed under the Code, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Officers may be compensated by the Company on such terms as determined by the Managing Member in her sole discretion. Any delegation pursuant to this Section may be revoked at any time by the Managing Member.

Section 16             Other Business. The Managing Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. Neither the Company nor any other Member shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 17             Exculpation and Indemnification.

(a)                The Managing Member shall not be liable to the Company or any other Member for any action taken or omitted to be taken in connection with the business or affairs of the Company, so long as she acted in good faith and is not found to be guilty of gross negligence or willful misconduct with respect thereto, as determined by a final non-appealable court of competent jurisdiction. To the fullest extent permitted by law, the Company agrees to indemnify and hold harmless (i) the Managing Member and (ii) in the discretion of the Managing Member, Officers and other Members, employees, agents and affiliates of the Company, and/or (iii) in the discretion of the Managing Member, the respective managers, members, shareholders, partners, employees, agents and affiliates of a Member (each an “Indemnified Person”) from and against any and all claims, actions, demands, losses, costs, expenses (including attorney’s fees and other expenses of litigation), damages, penalties or interest, as a result of any claim or legal proceeding related to any action taken or omitted to be taken by any of them in connection with the business and affairs of the Company (including the settlement of any such claim or legal proceeding); provided, however, that the party against whom the claim is made or legal proceeding is directed is not guilty of gross negligence or willful misconduct, as determined by a final non-appealable court of competent jurisdiction.

(b)                To the fullest extent permitted by law, expenses (including attorneys fees’ and expenses) incurred by an Indemnified Person in investigating, prosecuting, asserting, defending or preparing to defend any claim, demand, inquiry, investigation, action, suit, proceeding or appeal will, from time to time, within 30 days of invoice, be advanced by the Company prior to the final disposition of the claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay the amount within sixty (60) business days after demand therefor if it will be determined that the Indemnified Person is not entitled to be indemnified as authorized in Section 17(a).

(c)                The rights of indemnification and advancement of expenses provided for in this Section will survive the dissolution and termination of the Company, will be in addition to any similar rights to which any Indemnified Person may otherwise be entitled by contract or as a matter of law and will inure to the benefit of each Indemnified Person’s heirs, executors, administrators, personal representatives, successors and assigns.

(d)                The rights granted pursuant to this Section shall be deemed contract rights, and no amendments, modification or repeal of this Section shall have the effect of limiting or denying any such rights with respect to actions taken or proceeding arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section could involve indemnification for negligence or under theories of strict liability.

(e)                Indemnification under this Section shall continue as to an Indemnified Person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder.

(f)                 Any indemnification under this Section shall be provided out of and to the extent of Company assets only, and no Member (including the Managing Member) shall have personal liability on account thereof.

Section 18             Reimbursement. All expenses incurred with respect to the organization, operation, or management of the Company shall be borne by the Company. The Managing Member shall be entitled to reimbursement from the Company for any expenses paid by the Managing Member relating to the organization, operation, or management of the Company.

Section 19             Admission of Additional Members. Additional Members of the Company may be admitted to the Company only with the consent of the Managing Member.

Section 20             Effect of Bankruptcy, Dissolution, Death or Incompetence of a Member. The bankruptcy, dissolution, death or disability of a Member, or an adjudication that such Member is incompetent (a Member experiencing any such event, a “Disabled Member”), shall not cause the termination or dissolution of the Company, and the business of the Company shall continue. If a Member is dissolved or becomes bankrupt, the trustee or receiver of such Disabled Member’s estate or, if a Member dies, such Disabled Member’s executor, administrator or trustee, or, if such Member is adjudicated incompetent, such Disabled Member’s committee, guardian or conservator, or the personal representative of such Disabled Member, as applicable, shall have the rights of such Disabled Member for the purposes of settling or managing such Disabled Member’s estate or property and such power as the Disabled Member possessed to dispose of all or any part of such Member’s interest in the Company.

Section 21             Assignments. A Member may not transfer, assign, pledge or hypothecate, in whole or in part (a “Disposition), its limited liability company interest without the prior written consent of the Managing Member on behalf of the Company. Any Disposition without the written consent of the Managing Member shall be null and void ab initio. Notwithstanding the foregoing, a Disposition made pursuant to Section 20 shall be automatically consented to by the Managing Member on behalf of the Company without any further action by the Company.

Section 22             Dissolution.

(a)                The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the consent of the Managing Member; or (ii) the entry of a decree of judicial dissolution under the Code.

(b)                In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner).

(c)                Upon completion of the winding up of the Company and the distribution of all Company assets, the Company shall terminate, and the Managing Member (or such person appointed by the Managing Member for such purpose) shall have the authority to execute and record a Certificate of Termination of the Company as well as any and all other documents required to make effective the dissolution and termination of the Company.

Section 23             Partnership Representative. If required, the Managing Member shall be the partnership representative within the meaning of Section 6223 of the Code. All expenses incurred by the partnership representative in connection with his or her duties as tax matters partner shall be expenses of the Company. The Managing Member may appoint a different partnership representative in her sole discretion.

Section 24             Elections. The Managing Member shall determine the accounting methods and conventions under the tax laws of any and all applicable jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Company or any other method or procedure related to the preparation of such tax returns. The Managing Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws, and the Managing Member shall not be liable for any consequences to any previously admitted or subsequently admitted Members resulting from making or failing to make any such elections.

Section 25             Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 26          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

Section 27             Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof.

Section 28             Governing Law, Personal Jurisdiction and Venue. The parties acknowledge and agree that any claim, controversy, dispute or action relating in any way to this Agreement or the subject matter of this Agreement shall be governed solely by the laws of the State of Texas, without regard to any conflict of laws doctrines. The parties irrevocably consent to being served with legal process issued from the state and federal courts located in the State of Texas and irrevocably consent to the exclusive personal jurisdiction of the federal and state courts situated in the State of Texas. The parties irrevocably waive any objections to the personal jurisdiction of these courts. Said courts shall have sole and exclusive jurisdiction over any and all claims, controversies, disputes and actions which in any way relate to this Agreement or the subject matter of this Agreement. The parties also irrevocably waive any objections that these courts constitute an oppressive, unfair, or inconvenient forum and agree not to seek to change venue on these grounds or any other grounds.

Section 29             Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by Members owning one hundred percent (100%) of the Percentage Interest.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

MANAGING MEMBER:

/s/ Brittney Rogers

Brittney Rogers

Schedule A

Name	capital contribution	Percentage Interest
Brittney Rogers 5330 Griggs Road #D107 Houston, Texas 77021	$25,000	100%